Exhibit 99

Acadia Healthcare Reports First Quarter 2023 Results

Company Affirms Full Year 2023 Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--April 26, 2023--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the first quarter ended March 31, 2023.

First Quarter Highlights

  Revenue totaled $704.3 million, an increase of 14.2% over the first quarter of 2022
  Same facility revenue increased 13.3% compared with the first quarter of 2022, including an increase in patient days of 6.5% and an increase in revenue per patient day of 6.4%
  Net income attributable to Acadia totaled $66.0 million, or $0.72 per diluted share, and adjusted income from continuing operations attributable to Acadia stockholders totaled $68.7 million, or $0.75 per diluted share
  Adjusted EBITDA totaled $151.3 million, an increase of 11.6% over the first quarter of 2022
  Accelerated growth trajectory is on track, including the addition of 106 beds to the Company’s existing facilities in the first quarter and continued progress towards opening four new inpatient facilities and at least six comprehensive treatments centers (CTCs) in 2023

First Quarter Results

The Company reported revenue of $704.3 million for the first quarter of 2023, compared with $616.7 million for the first quarter of 2022. Adjusted EBITDA was $151.3 million for the first quarter of 2023, compared with $135.5 million for the first quarter of 2022.

Net income attributable to Acadia stockholders for the first quarter of 2023 was $66.0 million, or $0.72 per diluted share. Adjusted income from continuing operations attributable to Acadia stockholders was $68.7 million, or $0.75 per diluted share, for the first quarter of 2023. Adjustments to income include transaction-related expenses and the income tax effect of adjustments to income. A reconciliation of all non-GAAP financial results in this press release begins on page 9.

For the first quarter of 2023, Acadia’s same facility revenue increased 13.3% compared with the first quarter of 2022, including an increase in patient days of 6.5% and an increase in revenue per patient day of 6.4%.

Chris Hunter, Chief Executive Officer of Acadia Healthcare Company, remarked, “We are pleased to report a strong start to 2023 for Acadia. With solid execution, we delivered favorable results on our key performance metrics for the first quarter. Our labor costs were in line with our expectations, and our base wage inflation and premium pay showed sequential improvement in the first quarter of 2023 compared with the fourth quarter of 2022. We have continued to see robust demand across our service lines, and we have continued to serve more patients who come to us for care. We are proud of the extraordinary work of our committed team of employees and clinicians who are meeting this need every day by providing safe, quality patient care for those seeking treatment for mental health and substance use issues.

Strategic Investments for Long-Term Growth

“During the first quarter of 2023, we continued to advance our growth strategy and extend our market reach through our five distinct growth pathways. We believe Acadia is well positioned to meet the increasing demand for our services with a national network of 250 behavioral healthcare facilities and diversified service lines across the continuum of care. We will continue to build upon this solid foundation and make the necessary investments to support our growth objectives.

“Our first pathway, facility expansions, offers the best return on investment as we can utilize our existing infrastructure and benefit from having experienced staff. We had a successful start to 2023 by adding 106 beds to our existing facilities in the first quarter, and we expect to add a total of approximately 300 beds in 2023.

“Our second growth pathway is to develop wholly owned de novo facilities in underserved markets for behavioral healthcare services. Later this year, we plan to open the newly renovated 101-bed adult hospital and outpatient facility that are part of the Montrose Behavioral Health Hospital in Chicago, Illinois as well as an 80-bed inpatient facility, Coachella Valley Behavioral Health, in Indio, California. During the first quarter, we commenced construction on a new 100-bed acute care behavioral health hospital in Mesa, Arizona. Slated to open in early 2024, Agave Ridge Behavioral Hospital will support the growing need for accessible, high-quality behavioral healthcare services in Mesa and its surrounding communities. We will continue to pursue additional de novo opportunities in 2024 and beyond.

“Expanding our network of CTCs is another important priority for Acadia. Our CTCs serve a vital role in addressing the growing and critical need for medication-assisted treatments for patients dealing with opioid use disorder. We will continue to expand our network of 151 CTCs in 32 states with a goal of adding at least six CTCs in 2023.

“A third important pathway for our continued growth is through joint venture partnerships with leading healthcare providers and premier healthcare systems across the country. With our clinical expertise and experience as the leading pure-play provider of behavioral healthcare services, Acadia is an attractive partner for established providers who want to expand behavioral healthcare treatment options in their respective communities. Working together, we have a shared commitment to provide access to quality care and support the critical need in the local community. Acadia has joint venture partnerships for 19 facilities with nine facilities in operation and ten facilities expected to open over the next several years, including two facilities in 2023 with our partners, Geisinger and Bronson Healthcare.

“With respect to our fourth pathway, we are focused on identifying acquisitions that support our growth objectives and meet the criteria of our capital allocation strategy. We continue to target M&A opportunities that provide access to new markets or add service offerings. We are fortunate to have a strong balance sheet with ample liquidity and capital to pursue acquisitions and support our other strategic growth initiatives.

“For our fifth growth pathway, we continue to extend our continuum of care to support the patients who come to Acadia for behavioral healthcare services. We have expanded our treatment options by adding nine Partial Hospitalization Programs (PHP) or Intensive Outpatient Programs (IOP) at select facilities to assist patients after they leave inpatient and residential treatment, as well as by providing greater access to virtual care offerings. We have also improved our cross-referral program between facilities to allow nurses and clinicians to refer patients more easily across our network and provide the appropriate level of care,” added Hunter.

Cash and Liquidity

Acadia has continued to maintain a strong financial position with sufficient capital to make strategic investments in its business. As of March 31, 2023, the Company had $63.8 million in cash and cash equivalents and $485 million available under its $600 million revolving credit facility with a net leverage ratio of approximately 2.2x.

Looking Ahead

Hunter concluded, “In late March, U.S. Surgeon General Vivek Murthy reinforced his position that mental health is ‘the defining public health crisis of our time’ and reiterated his continued intense focus on the issue. As the leading pure-play provider of behavioral healthcare services, we are playing a vital role in addressing a critical need in our country. The month of May has been designated ‘Mental Health Awareness Month’ where advocates will continue to reinforce the importance of mental health and challenges impacting all of our communities. Fortunately, behavioral healthcare has become a higher priority with medical professionals and government healthcare officials, which has led to greater access to and funding for treatment. Acadia is uniquely positioned to bridge the gap to accessible behavioral healthcare services and meet this growing demand. We have a proven operating model across the continuum of care and a well-defined strategy to leverage our scale and expertise and further extend our market reach. Above all, we are focused on our mission to provide high quality care to our patients and support the communities we serve.”

Financial Guidance

Acadia today affirmed its previously announced financial guidance for 2023, as follows:

2023 Guidance Range
Revenue	$2.82 to $2.88 billion
Adjusted EBITDA	$635 to $675 million
Adjusted earnings per diluted share	$3.10 to $3.40
Interest expense	$80 to $85 million
Tax rate	25% to 26%
Depreciation and amortization expense	$125 to $135 million
Stock compensation expense	$30 to $35 million
Operating cash flows	$450 to $500 million
Expansion capital expenditures	$350 to $400 million
Maintenance capital expenditures	$40 to $50 million
IT capital expenditures	$35 to $45 million

The Company’s guidance does not include the impact of any future acquisitions, divestitures, transaction-related expenses or recognition of additional income from the CARES Act.

Conference Call

Acadia will hold a conference call to discuss its first quarter financial results at 9:00 a.m. Eastern Time on Thursday, April 27, 2023. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of March 31, 2023, Acadia operated a network of 250 behavioral healthcare facilities with approximately 11,100 beds in 39 states and Puerto Rico. With approximately 23,000 employees serving more than 75,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; and (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(In thousands, except per share amounts)

Revenue	$704,267	$616,653

Salaries, wages and benefits (including equity-based compensation expense of $7,629 and $7,925, respectively)	391,177	335,762
Professional fees	41,125	36,911
Supplies	26,021	23,699
Rents and leases	11,424	11,249
Other operating expenses	90,838	81,425
Depreciation and amortization	31,569	28,926
Interest expense, net	19,999	15,787
Transaction-related expenses	6,471	3,582
Total expenses	618,624	537,341
Income before income taxes	85,643	79,312
Provision for income taxes	19,085	17,402
Net income	66,558	61,910
Net income attributable to noncontrolling interests	(543)	(1,073)
Net income attributable to Acadia Healthcare Company, Inc.	$66,015	$60,837

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$0.73	$0.68
Diluted	$0.72	$0.67

Weighted-average shares outstanding:
Basic	90,101	89,258
Diluted	91,391	91,012

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2023	2022
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$63,829	$97,649
Accounts receivable, net	346,407	322,439
Other current assets	127,554	86,037
Total current assets	537,790	506,125
Property and equipment, net	1,998,037	1,952,045
Goodwill	2,222,805	2,222,805
Intangible assets, net	76,247	76,041
Deferred tax assets	2,918	2,950
Operating lease right-of-use assets	133,278	135,238
Other assets	73,181	92,697
Total assets	$5,044,256	$4,987,901

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,250	$21,250
Accounts payable	125,729	104,723
Accrued salaries and benefits	94,912	125,298
Current portion of operating lease liabilities	26,415	26,463
Other accrued liabilities	109,823	110,592
Total current liabilities	378,129	388,326
Long-term debt	1,399,778	1,364,541
Deferred tax liabilities	92,767	92,588
Operating lease liabilities	114,592	116,429
Other liabilities	128,933	125,033
Total liabilities	2,114,199	2,086,917
Redeemable noncontrolling interests	90,455	88,257
Equity:
Common stock	910	899
Additional paid-in capital	2,619,289	2,658,440
Retained earnings	219,403	153,388
Total equity	2,839,602	2,812,727
Total liabilities and equity	$5,044,256	$4,987,901

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Operating activities:
Net income	$66,558	$61,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,569	28,926
Amortization of debt issuance costs	824	808
Equity-based compensation expense	7,629	7,925
Deferred income taxes	212	3,269
Other	1,089	(478)
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(23,968)	(18,222)
Other current assets	(23,430)	(16,638)
Other assets	(1,436)	(202)
Accounts payable and other accrued liabilities	13,633	10,501
Accrued salaries and benefits	(30,386)	246
Other liabilities	2,114	6,298
Government relief funds	—	(7,556)
Net cash provided by operating activities	44,408	76,787

Investing activities:
Cash paid for capital expenditures	(66,525)	(50,527)
Proceeds from sale of property and equipment	409	1,294
Other	(794)	(460)
Net cash used in investing activities	(66,910)	(49,693)

Financing activities:
Borrowings on revolving credit facility	40,000	—
Principal payments on revolving credit facility	—	(10,000)
Principal payments on long-term debt	(5,313)	(2,656)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(47,671)	(11,741)
Contributions from noncontrolling partners in joint ventures	1,655	4,290
Distributions to noncontrolling partners in joint ventures	—	(447)
Other	11	14
Net cash used in financing activities	(11,318)	(20,540)

Net (decrease) increase in cash and cash equivalents	(33,820)	6,554
Cash and cash equivalents at beginning of the period	97,649	133,813
Cash and cash equivalents at end of the period	$63,829	$140,367

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended March 31,
	2023	2022	% Change
U.S. Same Facility Results (1)
Revenue	$694,940	$613,267	13.3%
Patient Days	746,658	701,093	6.5%
Admissions	49,059	45,167	8.6%
Average Length of Stay (2)	15.2	15.5	-1.9%
Revenue per Patient Day	$931	$875	6.4%
Adjusted EBITDA margin	27.6%	26.7%	90 bps

U.S. Facility Results
Revenue	$704,267	$616,653	14.2%
Patient Days	754,858	706,326	6.9%
Admissions	49,906	45,196	10.4%
Average Length of Stay (2)	15.1	15.6	-3.2%
Revenue per Patient Day	$933	$873	6.9%
Adjusted EBITDA margin	26.5%	26.3%	20 bps

(1) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(2) Average length of stay is defined as patient days divided by admissions.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$66,015	$60,837
Net income attributable to noncontrolling interests	543	1,073
Provision for income taxes	19,085	17,402
Interest expense, net	19,999	15,787
Depreciation and amortization	31,569	28,926
EBITDA	137,211	124,025

Adjustments:
Equity-based compensation expense (a)	7,629	7,925
Transaction-related expenses (b)	6,471	3,582
Adjusted EBITDA	$151,311	$135,532

Adjusted EBITDA margin	21.5%	22.0%

See footnotes on page 11.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$66,015	$60,837

Adjustments to income:
Transaction-related expenses (b)	6,471	3,582
Provision for income taxes	19,085	17,402
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	91,571	81,821
Income tax effect of adjustments to income (c)	22,920	20,619
Adjusted income attributable to Acadia Healthcare Company, Inc.	$68,651	$61,202

Weighted-average shares outstanding - diluted	91,391	91,012

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.75	$0.67

See footnotes on page 11.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. These non-GAAP financial measures include, and are defined, as follows:

• EBITDA: net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense and transaction-related expenses.

• Adjusted EBITDA margin: Adjusted EBITDA divided by revenue.

• Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for transaction-related expenses and provision for income taxes.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, management transition, acquisition and other similar costs.

(c) Represents the income tax effect of adjustments to income based on tax rates of 25.0% and 25.2% for the three months ended March 31, 2023 and 2022, respectively.

Contacts

Gretchen Hommrich
Vice President, Investor Relations
(615) 861-6000